Alan K. Geer, P.A.
Certified Public Accountants
7401 D Temple Terrace Hwy
Tampa, FL 33637
(813) 988-9564
(800) 940-9564
Fax (813) 988-1815
EMail: ageercpa@aol.com



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 16, 2004, relating to the financial statements and financial highlights appearing in the December 31, 2003 Annual Report to Shareholders of Adhia Funds, Inc., portions of which are incorporated by reference into the registration statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information and to reference to us under the heading "Financial Highlights" in such Prospectus.



/s/ Alan K. Geer, P.A.
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Alan K. Geer, P.A.
Tampa, Florida
April 29, 2004